Booz Allen Appoints Technology Executive
Gretchen W. McClain to its Board of Directors

McLean, Virginia; September 2, 2014 –Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of consulting firm Booz Allen Hamilton Inc., has appointed Gretchen W. McClain to its Board of Directors, effective September 2, 2014. Ms. McClain most recently served as Chief Executive Officer for Xylem, Inc., and has had a distinguished career in technology and aerospace. She will serve on Booz Allen’s Compensation Committee.
“As Booz Allen actively invests in further building our technology and engineering capabilities, Gretchen McClain brings extensive experience in these areas to Booz Allen’s Board. She has held senior positions at ITT and Honeywell Aerospace, and served as Deputy Associate Administrator for Space Development at NASA,” said Ralph W. Shrader, Booz Allen’s Chairman and Chief Executive Officer. “Her experience as the CEO of a publicly traded company will be valuable, as will her guidance as we continue to expand our engineering, C4ISR, and rapid prototyping capabilities to bring innovative technologies to clients to enable them to meet their missions in today’s challenging budget environment. Gretchen joins a strong board at Booz Allen, and we look forward to her contributions.”
McClain will serve for a term expiring at Booz Allen’s general meeting of shareholders in the summer of 2015. Booz Allen’s Board has 11 directors with her addition.
McClain was the founding CEO of Xylem when the company was formed and taken public from the spinoff of the water businesses of ITT Corporation. She joined ITT in September 2005 as the President of its Residential and Commercial Water business, and was named President of ITT Fluid Technology in March 2007, and promoted to SVP and President of ITT Fluid and Motion Control in December 2008.
Prior to joining ITT, McClain served in senior executive positions at Honeywell Aerospace, including Vice President and General Manager of the Business, General Aviation, and Helicopters (BGH) Electronics Division, Vice President for Engineering and Technology as well as for Program Management in Honeywell Aerospace’s Engines, Systems, and Services Division. She joined AlliedSignal in 1999, which later merged with Honeywell.
Earlier in her career, McClain spent nine years with NASA. She served as Deputy Associate Administrator for Space Development and played a pivotal role in the successful development and launch of the International Space Station Program as Chief Director of the Space Station and Deputy Director for Space Flight.
McClain graduated from the University of Utah with a BS in mechanical engineering.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen (www.boozallen.com) is headquartered in McLean, Virginia, employs more than 22,000 people, and had revenue of $5.48 billion for the 12 months ended March 31, 2014.

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